Exhibit 4.1

EXECUTION VERSION

December 2015

NATIONAL BANK OF GREECE S.A.

QATAR NATIONAL BANK S.A.Q.

SHARE SALE AND PURCHASE AGREEMENT

This Agreement dated     December 2015

Parties

(1)                                 National Bank of Greece S.A., a société anonyme organised and existing under the laws of the Republic of Greece, with its corporate headquarters at Aiolou 86, Athens 10232, Greece, registered with the Companies Register of the Republic of Greece (the Seller); and

(2)                                 Qatar National Bank S.A.Q., a public shareholding company incorporated under the laws of the State of Qatar, whose registered office is at Qatar National Bank Building, Al Corniche Street, P.O. Box 1000, Doha, Qatar (the Purchaser),

(each a Party in this Agreement and together, the Parties).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 15 (Definitions and Interpretation).

It is agreed:

Preamble

(A)                               The Seller is the sole legal and beneficial shareholder and owner of the Seller Shares and the Subordinated Debt.

(B)                               NBG Finance Dollar is the sole legal and beneficial shareholder and owner of the NBG Finance Dollar Shares.

(C)                               NBG International Holdings is the sole legal and beneficial shareholder and owner of the NBG International Holdings Shares.

(D)                               The Target Companies are engaged in the business of providing banking and ancillary services.

(E)                                The Seller intends to sell the Seller Shares and the Purchaser intends to purchase the Seller Shares.

(F)                                 The Seller intends to assign the Subordinated Debt and the Purchaser intends to purchase the benefit of the Subordinated Debt.

(G)                               The Seller intends to procure that the NBG Entities shall sell the NBG Entity Shares and the Purchaser intends to purchase the NBG Entity Shares.

1.                                      Sale and Purchase

1.1                               The Seller shall sell the Seller Shares and shall procure that the NBG Entities shall sell the NBG Entity Shares, and the Purchaser shall purchase, the Shares free from Third Party Rights with effect from Closing and with all rights attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the Shares on or after Closing. The sale and purchase of the Shares shall be on the terms set out in this Agreement.

1.2                               The Seller warrants and covenants to the Purchaser that:

(a)                                 the Shares shall be sold with full title guarantee;

(b)                                 the Subordinated Debt will be assigned with full title guarantee;

(c)                                  it has, and at Closing it will have, the right to sell and transfer to the Purchaser the full legal and beneficial interest in the Seller Shares;

(d)                                 it has, and at Closing it will have, the right to assign to the Purchaser the full legal and beneficial interest in the Subordinated Debt;

(e)                                  the NBG Entities have, and at Closing will have, the right to sell and transfer to the Purchaser the full legal and beneficial interest in the NBG Entity Shares; and

(f)                                   the Shares and Subordinated Debt shall, on Closing, be free from all Third Party Rights.

1.3                               The Seller waives all rights of pre-emption and other restrictions on transfer over the Shares conferred on it and shall procure that all such rights conferred on any other person (including the NBG Entities) are waived no later than Closing so as to permit the sale and purchase of the Shares in the manner contemplated by this Agreement.

2.                                      Purchase Price

2.1                               The price for the Shares shall be the amount of EUR 2,750,000,000 (the Purchase Price). At Closing, the Escrow Sum shall be payable into the Escrow Account by the Purchaser and the Closing Amount shall be payable to the Seller, NBG Finance Dollar and NBG International Holdings in the proportions set out in Schedule 11 (Allocation of Purchase Price and Closing Amount).

2.2                               Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation shall adjust the Purchase Price to the extent of such payment.

3.                                      Subordinated Debt

3.1                               The Seller shall assign the Subordinated Debt to the Purchaser at par value plus accrued but unpaid interest up to the Closing Date free from Third Party Rights with effect from Closing with all rights attaching to it. The assignment of the Subordinated Debt shall be on the terms set out in this Agreement and in the Transfer Agreement set out in Schedule 12 (Transfer Agreement).

3.2                               The assignment of the Subordinated Debt shall be in consideration of the Purchaser’s payment to the Seller of the Subordinated Debt Amount.

4.                                      Escrow

4.1                               The Escrow Account shall be operated, and the Escrow Sum and interest accruing on it (or any part of it) shall be applied, in accordance with this Clause 4 and the Escrow Agreement.

4.2                               [    ]*

4.3                               [    ]*

4.4                               For the purposes of Clause 4.3(c), a Claim shall be regarded as finally determined if:

(a)                                 the Claim is withdrawn;

(b)                                 the Seller and the Purchaser so agree in writing; or

(c)                                  it is an Uncontested Refund Claim; or

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(d)                                 a competent court or arbitral tribunal (as the case may be) has awarded judgment or granted an award (as appropriate) in respect of the Claim and, where relevant, the period for lodging an appeal has expired without an appeal having been lodged.

4.5                               Any interest which accrues on the Escrow Sum (or any part of it) while in the Escrow Account shall follow the principal amount and shall be paid to the Seller or the Purchaser (as the case may be) at the same time as payment of the corresponding principal.

4.6                               Amounts to be paid to the Purchaser from the Escrow Account shall, if necessary, be converted into EUR at the Exchange Rate applicable on the Business Day immediately preceding the date the relevant amount is paid to the Purchaser, other than in respect of an Uncontested Refund Claim which (if not paid by the Target Company in EUR) shall be converted to EUR at the Exchange Rate applicable on the date the relevant refund was paid by the Target Company in question.

4.7                               The Seller and the Purchaser shall:

(a)                                 as soon as reasonably practicable after the date of this Agreement, execute the Escrow Agreement; and

(b)                                 after Closing promptly give or join in giving all such instructions as are necessary to procure the operation of the Escrow Account, and application of the Escrow Sum and interest accruing on it (or any part of it), in accordance with the provisions of this Clause 4.7.

4.8                               The fees and expenses of the Escrow Agent (including any taxes) shall be borne equally between the Purchaser and the Seller.

5.                                      Net Asset Adjustment

5.1                               If the Actual Net Asset Value is less than the Reported Net Asset Value the Purchase Price shall be adjusted in accordance with the following provisions of this Clause 5.

5.2                               As soon as reasonably practicable following the date of this Agreement, the Seller shall procure that the Auditors shall be engaged by the Company to  conduct an audit of the Locked Box Accounts and determine the Actual Net Asset Value and the amendments (if any) required to be made to the Locked  Box Accounts so as to reflect the Actual Net Asset Value. The provisions of  Part A of Schedule 14 shall apply. The Seller shall use all reasonable endeavours to procure that the Auditors complete their audit and make their determination as soon as reasonably practicable following the date of this Agreement and in any event within 30 calendar days.

5.3                               Once determined by the Auditors, the NAV Shortfall Amount (if any) shall be converted from TL into EUR at the European Central Bank fixing rate published on Reuters page ECBREF at 3pm Central European Time on the date of this Agreement for conversions between such currencies (or if there is no such rate available at such time on such date, that rate at that time on the immediately preceding day for which such rate is available) (such amount in EUR being the NAV Deduction Amount).

5.4                               If the Actual Net Asset Value as determined by the Auditors pursuant to Part A of Schedule 14 is greater than or equal to the Reported Net Asset Value, then the NAV Shortfall Amount and NAV Deduction Amount shall be deemed to be zero.

6.                                      No Leakage Undertaking

6.1                               The Seller undertakes to the Purchaser that since the Locked Box Accounts Date:

(a)                                 there has not been any Leakage and there will not be any Leakage in the Pre-Closing Period;

(b)                                 no arrangement or agreement has been made or will in the Pre-Closing Period be made that will, or might reasonably be expected to, result in any Leakage; and

(c)                                  other than Permitted Leakage, no Target Company has paid nor has become obliged to pay (or will in the Pre-Closing Period pay or become obliged to pay) any third party costs relating to the Proposed Transaction.

6.2                               The Seller shall notify the Purchaser in writing as soon as reasonably practicable after it becomes aware of a payment or transaction or other arrangement which constitutes a breach of Clause 6.1.

6.3                               Subject to Clause 6.6, the Seller undertakes to the Purchaser that if there is a breach of any of the undertakings set out in Clause 6.1, it shall, following Closing, pay or procure payment in cash to the Purchaser on demand a sum equal to the amount of the Compensation (less the amount of the Closing Leakage Deduction (if any)).

6.4                               Without prejudice to the undertakings by the Seller in Clauses 6.1 to 6.3 (inclusive), the Seller shall on the third clear Business Day prior to the Closing Date send to the Purchaser a statement in the Agreed Form setting out in reasonable detail:

(a)                                 all items comprising Leakage and third party costs referred to in Clause 6.1(c) since the Locked Box Accounts Date and its reasonable good faith estimate of the corresponding amount of Compensation in respect thereof; and

(b)                                 a forecast of all such amounts as at the Closing Date (the aggregate amount of the Seller’s reasonable good faith estimate of the Compensation forecast as at the Closing Date being the Closing Leakage Deduction).

6.5                               The Parties agree that the fact that the Closing Leakage Deduction shall be taken into account in calculating the Closing Amount is without prejudice to the Purchaser’s right to receive additional Compensation in the event that the Closing Leakage Deduction proves insufficient.

6.6                               The liability of the Seller pursuant to this Clause 6 shall terminate on the date which is 60 Business Days following the final approval and publication of the audited consolidated annual accounts for the Target Companies for the first financial year of the Company ending after Closing, unless before that date the Purchaser has notified the Seller of a breach of the undertakings set out in Clause 6.1, in which case, in relation to any relevant breaches notified, the Seller shall remain liable until any relevant Claims have been satisfied, settled or withdrawn.

7.                                      Pre-Closing Seller Undertakings

7.1                               To the extent permissible under applicable competition/anti-trust laws and subject to Clause 7.2, from the date of this Agreement until Closing, the Seller shall:

(a)                                 ensure that the business of each Target Company is carried on only in the ordinary course of business in all material respects consistent with past practice over the preceding 18 months and as a going concern;

(b)                                 take all reasonable steps, and procure that each of the Target Companies takes all reasonable steps, to preserve and protect the assets of the Target Companies (including relationships with customers); and

(c)                                  comply with the obligations set out in Schedule 2 (Conduct of the Target Companies Pre-Closing).

7.2                               The Seller shall not be obliged to comply with Clause 7.1 to the extent that either:

(a)                                 it has obtained the prior written consent of the Purchaser (not to be unreasonably withheld, delayed or conditioned); or

(b)                                 compliance with any of the relevant requirements would cause a breach of any legal or regulatory requirement applicable to a Target Company, provided that in these circumstances the Seller shall have given the Purchaser (to the extent lawful and practicable in the circumstances) reasonable advance notice of its intention to undertake (or omit from undertaking) the relevant matter, together with reasonable details of the relevant legal or regulatory requirement.

7.3                               The Seller shall use all reasonable endeavours to obtain, prior to Closing, the consent of each counterparty to any agreement entered into by any Target Company (other than the Material Commercial Arrangements and the Material Financial Arrangements to which the provisions of Clause 8.2(a) shall apply) which contains a change of control provision which would be triggered by the transactions contemplated by this Agreement.

8.                                      Conditions to Closing

8.1                               Closing shall be conditional on the following Conditions having been fulfilled or waived in writing in accordance with the terms of this Agreement:

(a)                                 the Purchaser shall have received and delivered to the Seller the original or a notarised copy of a certificate or letter from the Turkish Competition Board approving, clearing or granting an exemption to the sale and transfer of the Finansbank Shares to the Purchaser (and such approval, clearance or exemption not having been withdrawn) or stating that it has no objection thereto, or, alternatively, the approval of the Turkish Competition Board of the sale and transfer of the Finansbank Shares to the Purchaser being deemed to have been given by the Turkish Competition Board by virtue of the failure or omission by the Turkish Competition Board to respond to the Purchaser’s application to the Turkish Competition Board requesting its approval of the sale and transfer of the Finansbank Shares to the Purchaser within a period of 30 days commencing from the date of submission of such application; in both alternatives, pursuant to the applicable provisions of the Competition Law;

(b)                                 the Purchaser shall have received and delivered to the Seller the original or a notarised copy of a certificate or letter from each of:

(i)                                     the BRSA approving the sale and the transfer of the Finansbank Shares to the Purchaser, pursuant to the applicable provisions of the Banking Law; and

(ii)                               the BRSA approving the indirect sale and transfer of the Finans Leasing Shares to the Purchaser pursuant to the applicable provisions of the FFF Regulation;

(c)                                  approval by the Qatar Central Bank of the transactions contemplated by this Agreement (in form and substance acceptable to the Purchaser, acting reasonably);

(d)                                 the shareholders of the Seller having passed a resolution approving the Proposed Transaction at the first general meeting of the Seller convened after the date of this Agreement;

(e)                                  each counterparty to a Material Commercial Arrangement (that is not a Target Company) having provided its written approval (in form and substance, and on such terms, as may be acceptable to the Purchaser, acting reasonably) to the transactions contemplated by this Agreement (including the sale and purchase of the Shares, the indirect change of ownership of the Target Companies and including the Seller’s sale and transfer to the Company of the Finans Leasing Shares) and waiving any and all of its rights which may arise as a result of such transactions being (or having been) implemented;

(f)                                   subject to clause 8.6, each counterparty to a Material Financial Arrangement (that is not a Target Company) having provided its written approval (in form and substance, and on such terms, acceptable to the Purchaser, acting reasonably) to the transactions contemplated by this Agreement (including the sale and purchase of the Shares, the indirect change of ownership of the Target Companies and the Seller’s sale and transfer to the Company of the Finans Leasing Shares) and waiving any and all of its rights which may arise as a result of such transactions being (or having been) implemented (including the right to require early repayment, declare any event of default, declare any mandatory preyament event, or enforce any security or claim under any guarantee, indemnity or similar arrangements, or to otherwise receive early repayment or prepayment of any sums, exercise any right to accelerate repayment of any loan, terminate any arrangement, declare the early amortisation of any amounts under any arrangement, charge any fees or penalties, or in the case of a derivative or similar arrangement, any early termination, or in the case of the BFSL Notes, any right of a noteholder to require (i) the early repayment of any sums under such notes and (ii) the Company to acquire the relevant noteholder’s interest(s) in all or some of such notes pursuant to certain put option arrangements);

(g)                                  the Additional Turkish Regulatory Approvals and the Bahrain Regulatory Approval having either been obtained by the Purchaser or, if not so obtained, the Parties having taken sufficient steps in accordance with Clause 8.12 to permit the Proposed Transaction to proceed to Closing without putting any member of the Purchaser Group or any Target Company in breach of, or otherwise resulting in breach of, any requirements of the relevant Governmental Entities and/or Applicable Laws;

(h)                                 subject to Clause 8.8, if any relevant Governmental Entity referred to in Clause 8.1(a) or 8.1(b) is prepared to grant its consent or approval only subject to compliance with specific conditions or obligations, those conditions or obligations having been satisfied to the reasonable satisfaction of the Purchaser;

(i)                                     all of the parties thereto having duly executed the Escrow Agreement; and

(j)                                    [    ]*

8.2                               From the date of this Agreement (but without prejudice to Clauses 8.8, 8.9 and 8.14):

(a)                                 the Seller shall use all reasonable endeavours to achieve satisfaction of the Conditions in Clauses 8.1(d), 8.1(e), 8.1(f) and 8.1(j);

(b)                                 the Purchaser shall use all reasonable endeavours to achieve satisfaction of the Conditions in Clauses 8.1(a), 8.1(b) and 8.1(c) and obtain the Additional Turkish Regulatory Approvals and the Bahrain Regulatory Approval; and

(c)                                  both Parties shall use all reasonable endeavours to achieve satisfaction of the Conditions in Clauses 8.1(h) and 8.1(i),

in each case as soon as possible after the date of this Agreement and in any event not later than 5 pm (Istanbul time) on the Longstop Date.

8.3                               The Purchaser shall have primary responsibility for seeking all consents, approvals or actions of any Governmental Entity which are required in order to satisfy the Conditions in Clauses 8.1(a), 8.1(b) and 8.1(c) or to obtain the Additional Turkish Regulatory Approvals or the Bahrain Regulatory Approval and shall, subject to obtaining any necessary consent pursuant to Clause 8.5, take all steps reasonably necessary for that purpose (including making appropriate submissions, notifications and filings, in the case of the Condition in Clause 8.1(c), within five Business Days after the date of this Agreement or, in the case of the Conditions in Clauses 8.1(a), 8.1(b) or to obtain the Additional Turkish Regulatory Approvals or the Bahrain Regulatory Approval, as soon as reasonably possible following the date of this Agreement in consultation with the Seller).

8.4                               Notwithstanding Clause 8.3, the Purchaser and the Seller undertake to keep the other informed as to progress towards satisfaction of any Conditions requiring the approval, consent or action of any Governmental Entity, the Additional Turkish Regulatory Approvals and the Bahrain Regulatory Approval and shall for this purpose:

(a)                                 promptly (but in any case within five Business Days) notify the other Party (and provide copies or, in the case of non-written communications, details) of any communications with any such Governmental Entity relating to any such consent, approval or action;

(b)                                 to the extent reasonably practicable in the circumstances, communicate with any such Governmental Entity after prior consultation with the other Party (and taking into account any reasonable comments and requests of the other Party); and

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(c)                                  regularly review with the other Party the progress of any notifications or filings with a view to obtaining the relevant consent, approval or action from any Governmental Entity at the earliest reasonable opportunity.

8.5                               Neither Party shall, in the Pre-Closing Period, make any filing with any Governmental Entity (other than a Tax Authority) in relation to the Proposed Transaction which is not required in order to fulfil a Condition or obtain the Additional Turkish Regulatory Approvals or the Bahrain Regulatory Approval without obtaining the prior written consent of the other Party to the making of it and to its form and content (such consent not to be unreasonably withheld, delayed or conditioned).

8.6                               The Condition in Clause 8.1(f) shall be deemed to have been satisfied where:

(a)                                 all of the other Conditions have been satisfied (or waived in accordance with the provisions of this Agreement); and

(b)                                 the only Material Financial Arrangements in respect of which the relevant counterparty/ies (that are not Target Companies) have not provided the written approvals and waivers referred to in Clause 8.1(f) are, collectively, those in relation to which, if the transactions contemplated by this Agreement were to be implemented in the absence of such written approvals and waivers, the maximum financial impact or cost on the Target Companies (individually or taken as a whole, and including for these purposes Bosphorus Financial Services Limited) would not exceed [    ]* (or equivalent) in aggregate (whether such financial impact would arise in the event the relevant counterparty/ies were to exercise any rights arising under the relevant arrangements, or as a result of any mandatory prepayment event, event of default, imposition of fines or penalties, termination event, or otherwise).

8.7                               Without prejudice to Clause 8.6, in seeking the approvals and waivers required to satisfy the Conditions in Clauses 8.1(e) and 8.1(f), no material amendment, variation or other change (including waiver of any material rights of a Target Company or the acceptance or payment by the Target Companies of any fees imposed by counterparties on such Target Companies in excess of [    ]* (or equivalent) in aggregate) to the terms of the relevant Material Commercial Arrangements or Material Financial Arrangements shall be made or agreed to be made without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed).  For the avoidance of doubt, nothing in Clause 8.6 or this Clause 8.7 authorises any Target Company (or the Seller on behalf of any Target Company) to accept any fees imposed by counterparties in excess of [    ]* (or equivalent) in aggregate without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed).

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

8.8                               In seeking a consent, approval or action from any Governmental Entity required to satisfy any of the Conditions in Clauses 8.1(a), 8.1(b), 8.1(c) or 8.1(h) or to obtain the Additional Turkish Regulatory Approvals or the Bahrain Regulatory Approval, the Purchaser shall not be required to, and shall not be required to accept that any Target Company:

(a)                                 incur costs, expenditure or other financial impact (including the disposal or divestment of any assets) in excess of [    ]* (or equivalent) in aggregate; or

(b)                                 make or commit to make any material changes to the licensing position or nature of business of the Purchaser, any of its related parties or the Company or Finans Leasing, where the aggregate impact of all such change(s) either is incapable of being quantified or, where capable of being quantified, can reasonably be expected to exceed [    ]*,

but shall otherwise be required to accept any conditions or obligations imposed by any such Governmental Entity in order to satisfy the relevant Conditions.

8.9                               Neither Party shall be required to procure compliance with any commitment or undertaking requested by any Governmental Entity of any of its shareholders, any Affiliate of its shareholders or any third party in order to satisfy any of the Conditions or obtain the Additional Turkish Regulatory Approvals or the Bahrain Regulatory Approval.

8.10                        If the Purchaser believes that Clause 8.8(a) or Clause 8.8(b) applies (or would apply in the event the Purchaser were to accept the relevant conditions or obligations), it shall give the Seller notice of such fact setting out in reasonable detail the relevant circumstances.  In such event the Parties shall discuss in good faith for at least 30 days (or, if earlier, until the Longstop Date) what changes could be made to the transaction structure in order to permit the Proposed Transaction to proceed to Closing, and shall seek to agree an equitable allocation of all costs, expenditure or other financial impact in excess of the [    ]* which the Purchaser (together with the Target Companies) is required to bear in accordance with Clause 8.8. If no written agreement is reached between the Parties within such 30 day period (or, if earlier, by the Longstop Date) then either Party may rescind this Agreement by written notice to the other Party and Clause 8.18 shall apply.

8.11                        In the event that, in seeking a consent, approval or action from any Governmental Entity required to satisfy any of the Conditions in Clauses 8.1(a), 8.1(b), 8.1(c) or 8.1(h) or to obtain the Additional Turkish Regulatory Approvals or the Bahrain Regulatory Approval, the Purchaser is (or would, in the event it were to accept the relevant conditions or obligations, be) required to, and/or is (or would, in the event it were to accept the relevant conditions or obligations, be) required to accept that any Target Company:

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(a)                                 incur costs, expenditure or other financial impact (including the disposal or divestment of any assets) in excess of [    ]* (or equivalent) in aggregate; or

(b)                                 make or commit to make any material changes to the licensing position or nature of business of the Purchaser, any of its related parties or the Company and/or Finans Leasing, where the aggregate impact of such change(s) is capable of being quantified and can reasonably be expected to exceed [    ]*,

the Purchaser may immediately rescind this Agreement by written notice to the Seller and Clause 8.18 shall apply.

8.12                        If at any point prior to the Longstop Date (i) notice is received from the relevant Governmental Entity that an Additional Turkish Regulatory Approval or the Bahrain Regulatory Approval will not be granted or (ii) a Party (acting reasonably) notifies the other Party that it believes that an Additional Turkish Regulatory Approval or the Bahrain Regulatory Approval will not be granted prior to the Longstop Date, the Parties shall work together in good faith to seek to take such steps in relation to the relevant part of the business so as to permit the Proposed Transaction to proceed to Closing without putting any member of the Purchaser Group or any Target Company in breach of, or otherwise resulting in breach of, any requirements of the relevant Governmental Entities and/or Applicable Laws (whether by divestiture, retention by the Seller, restructuring or otherwise) and shall seek to agree an equitable allocation of all costs arising from any such steps.

8.13                        The Seller shall, and shall procure that each Target Company shall, (in each case to the extent legally permissible), promptly provide the Purchaser, its advisers and any Governmental Entity with any necessary assistance and information and documents reasonably required for the purpose of making any submissions, notifications and filings to any relevant Governmental Entity in accordance with this Clause 8.

8.14                        For the purposes of satisfying the Condition set out in Clause 8.1(d) the Seller shall:

(a)                                 send notice to its shareholders within 5 Business Days of the date of this Agreement to convene a general meeting at which the meeting shall consider an ordinary resolution to approve the Proposed Transaction (such meeting to be held within 25 days of such notice being sent);

(b)                                 along with the notice convening the general meeting referred to above, publish on the Athens Stock Exchange and the Seller’s website the proposal of the Seller’s board of directors to its shareholders to approve the Proposed Transaction (as set out in the draft extraordinatry general meeting resolution);

(c)                                  procure that the proposal referred to above is not withdrawn; and

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(d)                                 subject to the relevant resolution being passed by a simple majority of votes cast by the Seller’s shareholders at the general meeting referred to above, not convene any further meeting of its shareholders to withdraw, revoke or amend such resolution (or if any such further shareholders’ meeting is convened at the request of the Seller’s shareholders representing at least 5% of the voting rghts therein in accordance with article 39 of Greek law 2190/1920, the Seller’s board of directors shall recommend the rejection of such withdrawal, revocation or amendment).

8.15                        The Conditions in:

(a)                                 Clauses 8.1(a), 8.1(b), 8.1(g) 8.1(h) and 8.1(i) may only be waived with the agreement of both the Seller and Purchaser;

(b)                                 Clauses 8.1(c), 8.1(e), 8.1(f), and 8.1(j) may only be waived by the Purchaser; and

(c)                                  Clause 8.1(d) may only be waived by the Seller,

and any such waiver may relate to the entirety of the relevant Condition or any part of it.  A waiver shall not be effective unless given in writing.

8.16                        The Seller and the Purchaser shall each notify the other promptly (but in any event within two Business Days) upon becoming aware that any of the Conditions have been fulfilled or that any Additional Turkish Regulatory Approval or the Bahrain Regulatory Approval has been obtained (and such notification shall include reasonable evidence of the same). If either Party becomes aware of any reasonable grounds to suggest that any Condition may not be satisfied on or before the Longstop Date, it shall notify the other Party of that fact promptly (but in any event within two Business Days). The first Business Day on or by which all Conditions have been fulfilled (or waived in accordance with the provisions of this Agreement) is the Unconditional Date.

8.17                        If the Unconditional Date has not occurred on or before the date which is [    ]* following the date of this Agreement (the Longstop Date), either Party may rescind this Agreement by written notice to the other Party (and Clause 8.18 shall apply), provided that a Party may not rescind this Agreement if the Unconditional Date has not occurred as a result of a breach by it of the terms of this Agreement.

8.18                        If this Agreement is rescinded in accordance with Clause 8.10, Clause 8.11 or Clause 8.17, it shall terminate (other than in respect of the Surviving Provisions). In such event, neither Party (nor any of its Affiliates) shall have any claim under the Transaction Documents of any nature whatsoever against the other Party (or any of its Affiliates) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

9.                                      Closing

9.1                               Closing shall take place at the offices of the Company on the fifth Business Day after the Unconditional Date (or at such other place or date as the Seller and the Purchaser may agree in writing).

9.2                               At Closing each of the Seller and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party or any of its Affiliates (as the case may be) in Schedule 3 (Closing Arrangements).

9.3                               If the Seller (on the one hand) or the Purchaser (on the other) fails to comply with any obligation in Schedule 3 (Closing Arrangements), then the other Party shall be entitled (in addition to and without prejudice to other rights and remedies available) by written notice to the Party in default on the date Closing would otherwise have taken place, to:

(a)                                 require Closing to take place so far as practicable having regard to the defaults which have occurred;

(b)                                 notify the party in default of a new date for Closing (being not more than 10 Business Days after the original date for Closing) in which case the provisions of this Clause 9 (Closing) (other than this Clause 9.3) and Schedule 3 (Closing Arrangements) shall apply to Closing as so deferred but on the basis that such deferral may only occur once; or

(c)                                  terminate this Agreement (other than the Surviving Provisions).

If this Agreement is so terminated, neither Party nor any of its Affiliates shall have any claim under this Agreement of any nature against the other Party or its Affiliates (except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions). For the purposes of this Clause 9.3, where either Party is in default of its obligations under Schedule 3, the other Party shall not be considered to be in default of its own obligations under that Schedule to the extent that it has not, at the relevant time, made any payment required thereunder.

9.4                               If, in accordance with Clause 9.3(b), Closing is deferred and at such deferred Closing a Party fails to comply with its obligations in Schedule 3 (Closing Arrangements), this Agreement shall terminate and neither Party nor any of its Affiliates shall have any claim under this Agreement of any nature against the other Party or its Affiliates (except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions).

10.                               [    ]*

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

11.                               No Rights of Rescission or Termination

Other than in accordance with Clause 8.10, 8.11, 8.17, 9.3(c), 9.4, 10.1(b), 12.4(b) or 12.6, no Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing). This shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

12.                               Seller Warranties

12.1                        The Seller warrants to the Purchaser as at the date of this Agreement that the Warranties are true and accurate. The Warranties are given subject to the limitations set out in Schedule 5 (Limitations on Liability).

12.2                        Immediately before the time of Closing, the Seller shall be deemed to warrant to the Purchaser that each of the Key Warranties are true and accurate as at Closing (and by reference to the facts and circumstances subsisting at that time). For these purposes, references in any Key Warranty to ‘the date of this Agreement’ or any similar expression shall be construed as references to the time of Closing.

12.3                        Where any Warranty is stated to be given by the Seller in relation to the Joint Venture Companies (other than the Warranty in paragraph 1.2(a) of Part A of Schedule 4 in respect of Cigna Finans and the Warranty in paragraph 1.2(d) of Part A of Schedule 4) such Warranty shall be deemed to be given so far as the Seller is aware (and, without prejudice to the provisions of paragraph 1(i) of Schedule 15, such expression shall include, for these purposes only, the actual knowledge of any representative(s) of the Seller or another Target Company on the board of directors of such companies, or any similar appointee).

12.4                        The Seller shall, no later than three Business Days prior to the Closing Date (the Updated Disclosure Cut-off Date), be entitled to disclose against the Permitted Disclosure Warranties in the Updated Disclosure Letter as follows:

(a)                                 any such Updated Disclosure Letter shall:

(i)                                     apply only:

(A)                               in respect of the Permitted Disclosure Warranties as repeated at Closing; and

(B)                               in relation to relevant new matters, circumstances or events which arose or occurred in respect of the period from (but excluding) the date of this Agreement up to (and including) the Updated Disclosure Cut-off Date; and

(ii)                                  subject to Clause 12.4(a)(i) above, be deemed to qualify the Permitted Disclosure Warranties to the extent of matters specifically disclosed therein; and

(b)                                 if the relevant matters, events, facts or circumstances referred to in any such Updated Disclosure Letter could, if not disclosed and Closing had taken place, reasonably be expected to have given the Purchaser the right to bring one or more Claims for breach of the Warranties for an aggregate amount in excess of [    ]*, the Purchaser may elect to terminate this Agreement with immediate effect. If the Purchaser elects to terminate this Agreement in these circumstances then neither Party nor any of its Affiliates shall have any claim under this Agreement of any nature against the other Party or its Affiliates (except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions).

12.5                        The Seller undertakes to the Purchaser that at any time prior to Closing, as soon as reasonably practicable upon it becoming aware of any fact, matter or circumstance which it is aware is:

(a)                                 a breach of any of the Warranties given in respect of the matters, facts or circumstances at the relevant time; or

(b)                                 any breach of Clauses 6.1 or 7.1; or

(c)                                  a Material Adverse Effect,

it will disclose in writing such fact, matter or circumstance to the Purchaser.

12.6                        If, between the time of this Agreement and Closing, the Purchaser becomes aware (whether it does so by reason of any disclosure made under Clause 12.5 or not) of any fact, matter or circumstance that constitutes a breach of any of the Key Warranties (when given at the date of this Agreement or as repeated immediately prior to Closing) or of Clause 7.1 that could reasonably be expected (together with all such other Claims) to result in Claims for an aggregate amount in excess of [     ]*, the Purchaser shall be entitled at any time prior to Closing to terminate this Agreement with immediate effect, provided that:

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(a)                                 the Purchaser shall not be entitled to exercise its right to terminate this Agreement pursuant to this Clause 12.6 if such breach is capable of remedy and such breach has been remedied by the Seller on or before the date which is three clear Business Days prior to the date of Closing; and

(b)                                 if the Purchaser elects to terminate this Agreement pursuant to this Clause 12.6, then neither Party nor any of its Affiliates shall have any claim under this Agreement of any nature against the other Party or its Affiliates (except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions).

12.7                        None of the limitations in Schedule 5 (Limitations on Liability) shall apply to any Claim which arises as a consequence of fraud or fraudulent misrepresentation by any director or officer of any member of the Seller Group.

12.8                        Each of the Warranties shall be construed separately and independently and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other provision of this Agreement.

12.9                        The Purchaser acknowledges and agrees that, except as provided under the Warranties or as otherwise expressly set out in this Agreement or any Transaction Document, no other statement, promise or forecast made by or on behalf of the Seller or any member of the Seller Group or the Target Companies may form the basis of any Claim by the Purchaser or any other member of the Purchaser Group under or in connection with this Agreement or any Transaction Document. In particular, except as provided under the Warranties or as otherwise expressly set out in this Agreement or any Transaction Document, the Seller does not make any representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or opinion provided to the Purchaser, its Affiliates or to its or their advisers on or prior to the date of this Agreement (including any documents in the Data Room).

12.10                 Without prejudice to the Target Companies’ general rights pursuant to employment or contract law and except in the case of and as against any individual or entity who has committed any act of fraud, wilful misconduct or wilful concealment, the Purchaser agrees and undertakes with the Seller that neither it nor any other member of the Purchaser Group has any rights against, and will waive and shall not make any claim against, any employee, director, officer, adviser or agent of: (i) any of the Target Companies; or (ii) any member of the Seller Group on whom the Purchaser may have relied before agreeing to any term of this Agreement or any other Transaction Document or before entering into this Agreement or any other Transaction Document.

13.                               Seller’s Covenant to Pay

13.1                        [    ]*.

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

13.2                        In connection with the refund claims referred to in Clause 13.1(a) above and to the extent permitted by Applicable Law, following Closing the Purchaser undertakes to procure that the Company produces a quarterly report of amounts claimed and amounts paid in respect of such fee refunds and shall provide such report to the Seller within 10 Business Days of the end of each relevant quarter.  The Purchaser’s obligation under this Clause shall cease on the seventh anniversary of the Closing Date.

14.                               Tax Covenant

Schedule 13 (apart from the Tax Covenant) shall come into effect on the date of this Agreement.  The Tax Covenant shall come into effect at Closing.

15.                               Purchaser Warranties, Undertakings and Other Covenants

15.1                        The Purchaser warrants to the Seller as at the date of this Agreement that the warranties set out in Schedule 6 (Purchaser Warranties) are true and accurate.

15.2                        The Purchaser undertakes not to initiate or permit to be initiated by any of the Target Companies any action, suit, claim or litigation against the directors of any of the Target Companies, as the case may be, who will have resigned from office pursuant to Part A paragraph 1(f) of Schedule 3 (Closing Arrangements) and in case of any such action, suit, claim or litigation, the Purchaser shall procure that, to the extent lawfully possible, the relevant Target Company, as the case may be, shall (and if the relevant Target Company is not lawfully able, the Purchaser shall) indemnify and keep the relevant directors harmless from any and all damages, liabilities or costs (including legal expenses) arising out of any such action, suit, claim or litigation. The provisions of this Clause 15.2 shall not apply in respect of any action, suit, claim or litigation to the extent that it relates to any fraud, wilful misconduct or wilful concealment on the part of the relevant director.

15.3                        Without prejudice to Clause 9.3, if for any reason a general assembly of the Company has not been validly convened at Closing in accordance with paragraph 1(g) of Part A of Schedule 3 below and Closing nonetheless occurs, the Purchaser agrees and undertakes to cause the Company and the Subsidiaries to convene such a general assembly as soon as reasonably practicable after Closing to release the members of the board of directors of the Company who have resigned from office on or prior to the Closing Date from any damages or liabilities arising from such roles (but excluding any damages or liabilities arising as a consequence of fraud or fraudulent misrepresentation).

15.4                        The undertakings of the Purchaser set out in Clause 15.2 above shall remain in full force and effect until such time when any claim against such directors is barred by virtue of the expiration of the applicable statute of limitations.

15.5                        Within ten Business Days of the Closing Date, the Purchaser shall, or shall cause Finans Invest to, (i) notify the CMB of the sale and the transfer of the Finans Invest Shares by the Seller to the Purchaser pursuant to the Communiqué on Investment Firms, and (ii) deliver to the Seller a copy of such notification.

15.6                        The Purchaser undertakes to procure the due performance by the Company of its obligations under the Service Agreement after the Closing Date and that the Company shall not seek to terminate the Service Agreement prior to the earlier of: (i) 30 December 2020; and (ii) the discharge or release of all loans to which it relates, other than for cause in accordance with the terms of the Service Agreement.

16.                               Conduct of Purchaser Claims

16.1                        If the Purchaser becomes aware of any claim or potential claim or of any other matter or circumstance that might result in a claim, by a third party (excluding any member of the Seller Group) that might result in a Claim being made by the Purchaser (a Third Party Claim) (save in respect of a Claim pursuant to Clause 13.1(a) to which this Clause 16 shall not apply), the Purchaser shall:

(a)                                 promptly (and in any event within 15 Business Days of becoming aware of it) give notice of the Third Party Claim to the Seller and ensure that the Seller and its representatives are, at the Seller’s cost, given all reasonable information and facilities to investigate it;

(b)                                 not (and ensure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Seller (not to be unreasonably withheld, delayed or conditioned);

(c)                                  (subject to the Purchaser or the relevant member of the Purchaser Group being indemnified by the Seller against all reasonable out-of-pocket costs and expenses incurred in respect of that Third Party Claim) ensure that it and each member of the Purchaser Group shall:

(i)                                     take such commercially reasonable action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(ii)                                 allow the Seller (if it elects to do so) to take over the conduct of all proceedings and/or negotiations arising in connection with the Third Party Claim; and

(iii)                               provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim; and

(d)                                 keep the Seller fully informed of any actual or proposed developments in relation to the Third Party Claim (including any meetings) and provide the Seller with copies of all material correpondence and documentation relating to the Third Party Claim.

16.2                        The Seller shall provide such information and assistance as the Purchaser may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

16.3                        Nothing in this Clause 16 shall require the provision by any person of any information or require any person to take any action to the extent such provision or taking of action would contravene any applicable law or regulation or would breach any duty of confidentiality owed to any third party.  If any information is provided by any person (the Provider) to any other person (the Recipient) pursuant to Clause 16.1:

(a)                                 that information must only be used by the Recipient in connection with the Third Party Claim and Clauses 22 and 23 shall in all other respects apply to that information; and

(b)                                 to the extent that information is privileged:

(i)                                     no privilege shall be waived by reason of or as a result of its being provided to the Recipient (and if the Provider reasonably believes that such privilege would be waived by making such information available, it shall not be obligated to make such information available); and

(ii)                                  if a third party requests disclosure by the Recipient in relation to that information, if the Recipient is the Seller or the Purchaser, the Recipient shall or, if after Closing, the Recipient is a Target Company, the Purchaser shall procure that the Recipient shall promptly notify the Provider and, to the extent it can do so, itself assert privilege in opposition to that disclosure request.

16.4                        The failure of the Purchaser to fully comply with its obligations under this Clause 16 shall release the Seller from liability to the extent such liability is caused or increased by such failure with regard to the relevant Claim.

17.                               Payment of Inter-Company Debt

The Parties acknowledge that the Inter-Company Debt will not be repaid at Closing but shall remain repayable in accordance with the relevant terms and conditions governing the same.

18.                               Information, Records and Assistance Post-Closing

18.1                        Subject to Applicable Law (including, for the avoidance of doubt, laws relating to data protection or banking secrecy), for five years following the Closing Date, each member of the Purchaser Group shall provide the Seller (at the Seller’s cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, customer lists and all other records held by it after Closing to the extent that they relate to the Target Companies and to the period up to Closing and provided that the request to access the same is reasonable (the Purchaser Records).

18.2                        For five years following the Closing Date, no member of the Purchaser Group shall knowingly dispose of, or destroy any of, the Purchaser Records necessary for the preparation of any Tax return or regulatory filing, or for addressing any matter arising from such return or filing, by the Seller (or any member of the Seller Group) without first giving the Seller at least two months’ notice of its intention to do so and giving the Seller a reasonable opportunity to remove and retain any of them (at the Seller’s expense). No member of the Purchaser Group shall be deemed to have contravened the requirement in the preceding sentence if it was not aware (or could not be reasonably expected to be aware, but without any obligation to investigate whether or not the relevant information would be so required by the Seller), at the relevant time, that such Purchaser Records would be necessary for the preparation of any Tax return or regulatory filing, or for addressing any matter arising from such return or filing, by the Seller (or any member of the Seller Group).

18.3                        Following the Closing Date:

(a)                                 without prejudice to the provisions of Clause 16, each member of the Purchaser Group shall (at the Seller’s expense and subject to the Purchaser and each member of the Purchaser Group having been indemnified in terms acceptable to the Purchaser, acting reasonably) give such assistance to any member of the Seller Group as the Seller may reasonably request in relation to any third party proceedings by or against any member of the Seller Group so far as they relate to the Target Companies, including proceedings relating to employees’ claims or Taxation;

(b)                                 the Seller shall promptly give to the Purchaser all written notices, correspondence, information or enquiries received by it in relation to the Target Companies; and

(c)                                  the Purchaser shall promptly give to the Seller all written notices, correspondence, information or enquiries received by any member of the Purchaser Group in relation to any business of the Seller Group not comprised within the Target Companies, and Clause 16.3 shall apply mutatis mutandis.

19.                               Post-Closing Protective Covenant

19.1                        The Seller undertakes to the Purchaser, the Purchaser acting for itself and as agent and trustee for each Target Company, that it shall not, and shall procure that no member of the Seller Group (nor, in relation to Clause 19.1(d), no Target Company) shall, do any of the following things:

(a)                                 carry on or be engaged in any Competing Business in the Protected Territory for a period of three years after the Closing Date;

(b)                                 for a period starting on the date of this Agreement until the third anniversary of the Closing Date, knowingly do or say anything outside the ordinary course of business which it is aware (or could reasonably be expected to be aware) is harmful to a Target Company’s goodwill (as subsisting at the date of this Agreement) or which might reasonably be expected to lead a person who has dealt with a Target Company at any time during the twelve months prior to the date of this Agreement to cease to deal with a Target Company on substantially equivalent terms to those previously offered or at all;

(c)                                  for a period starting on the date of this Agreement until the third anniversary of the Closing Date, directly or indirectly solicit or contact with a view to his engagement or employment by another person, a director or officer of a Target Company or any Senior Employee or a person who was a director or officer of a Target Company or was a Senior Employee at any time during the twelve months prior to the date of this Agreement (excluding, in each case, a director specified by the Purchaser and who resigns from office at or before Closing as contemplated by paragraph 2 of Schedule 2 and paragraph 1(f) of Part A of Schedule 3); and

(d)                                 pending Closing, directly or indirectly:

(i)                                    enter into or be involved in any discussion or negotiation with any person except the Purchaser in connection with the sale of any Target Company or the business or any material part of the business of or (except in the usual course of business) any material part of the assets of any Target Company or any similar transaction that would preclude the transactions contemplated in this Agreement from being consummated in the manner envisaged herein; or

(ii)                                 enter into an agreement or arrangement with any person except the Purchaser or any person designated by the Purchaser in connection with the sale of any Target Company or the business or any material part of the business of or (except in the usual course of business) any material part of the assets of any Target Company or any similar transaction that would preclude the transactions contemplated in this Agreement from being consummated in the manner envisaged herein.

19.2                        Clauses 19.1(c) and 19.1(d) shall not prohibit the solicitation, engagement or employment of a person referred to in those Clauses where the first contact with the relevant person in connection with such potential engagement or employment was through a response to an advertisement made available to members of the public generally or by a recruitment agent who had not been instructed to approach the specific individual or where the employment of such person has been terminated by a Target Company after Closing other than for cause.

19.3                        The Seller undertakes to the Purchaser, the Purchaser acting for itself and as agent and trustee for each Target Company, that with effect from Closing it shall, and shall procure that each member of the Seller Group:

(a)                                 immediately ceases to use any names, trade names, branding, logos or other Intellectual Property Rights of any Target Company; and

(b)                                 does not hold itself out as having any connection with any Target Company.

19.4                        Each undertaking in Clauses 19.1 and 19.3 constitutes an entirely independent undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertakings shall continue to bind the Seller.

19.5                        For the purposes of Clause 19.1(a):

(a)                                 Competing Business means a banking, fund management, investment advisory, finance leasing, factoring/invoice discounting or insurance business, provided that carrying on or being engaged in any Permitted Business shall not be regarded as a Competing Business;

(b)                                 Permitted Business means:

(i)                                    the continued provision of any existing loans, or the servicing, restructuring or refinancing of such loans, that have been advanced by members of the Seller Group on or prior to the date of this Agreement;

(ii)                                 the provision of investment banking services not originated through a permanent office in the Protected Territory; and

(iii)                              the provision and servicing of loans to Turkish entities where such loans are not originated in the Protected Territory and where the entity in question is part of a Greek or multinational group headquartered outside the Protected Territory; and

(c)                                  Protected Territory means Turkey.

19.6                        Nothing in this Clause 19 shall prevent, after Closing, the Seller or any of its Affiliates from:

(a)                                 owning securities, shares or similar interests in any company or partnership that do not exceed 15 per cent in nominal value of the securities, shares or similar interests of that company or partnership or otherwise grant (directly or indirectly) management functions or any material influence in that company or partnership beyond that conferred on persons holding a similar number of the relevant securities;

(b)                                 acquiring and subsequently carrying on or being engaged in any one or more companies and/or businesses (taken together, the Acquired Business) where at the time of the acquisition the activities of the Acquired Business include a Competing Business in the Protected Territory (the Acquired Competing Business), if the net operating income (as set out in accounts prepared in accordance with BRSA requirements) attributed to the Acquired Competing Business in its last financial year before the acquisition is less than 30 per cent of the net operating income of the Acquired Business as a whole;

(c)                                  performing its obligations under the Transaction Documents and/or under any other agreement which it may enter into with a member of the Purchaser Group;

(d)                                 acquiring or holding any interest in a company on a non-proprietary basis on behalf of any of its clients in the ordinary course of the business of the relevant member of the Seller Group including, for the avoidance of doubt, carrying on any investment or asset management business; and/or

(e)                                  acquiring or holding any interest in a company or business as a result of taking or enforcing any security held by a member of the Seller Group where such security was entered into in good faith in the ordinary course of business.

20.                               Payments

20.1                        Subject to Clause 20.2 below, any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) shall be made to the Seller’s EUR Bank Account other than (i) payments in respect of the Closing Amount which shall be made to the Seller’s EUR Bank Account, NBG Finance Dollar’s Bank Account and NBG International Holdings’ Bank Account in the proportions set out in Schedule 11 (Allocation of Purchase Price and Closing Amount), and (ii) payments by the Purchaser in respect of the Escrow Sum, which shall be made to the Escrow Account.

20.2                        Any payment in respect of the Subordinated Debt Amount by the Purchaser (or any member of the Purchaser Group) shall be made to the Seller’s USD Bank Account.

20.3                        Any payment to be made pursuant to this Agreement by the Seller (or any member of the Seller Group) shall be made to the Purchaser’s Bank Account or to such other account as the Purchaser may notify the Seller in writing at least five Business Days prior to the relevant due date for payment.  The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled.

20.4                        Payments under Clauses 20.1, 20.2 and 20.3 above shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

20.5                        If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from, but excluding, the due date to, and including, the date of actual payment calculated on a daily basis.

20.6                        Any payment of the Purchase Price shall be payable in EUR and any payment of the Subordinated Debt Amount shall be payable in USD.

20.7                        All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as provided in this Agreement or as required by law.

20.8                        If any deduction or withholding is required by law from any payment under this Agreement then, except in relation to interest, the payer shall pay such additional amount as will, after such deduction or withholding has been made, leave the payee with the full amount which would have been received by it had no such deduction or withholding been required to be made.

21.                               Costs

21.1                        Subject to Clause 21.2 below, and except as otherwise provided in this Agreement (or any other Transaction Document), the Seller and the Purchaser shall each be responsible for its own Costs and charges incurred in connection with the Proposed Transaction.

21.2                        The Purchaser shall bear all notarisation fees and filing / application fees relating to satisfying the Conditions (including in each case any related interest or penalties).

21.3                        Any registration duty or other transfer or transaction duty or tax (including stamp duty) payable outside Greece in respect of the purchase of the Shares, the Subordinated Debt or otherwise arising as a result of this Agreement or any of the other Transaction Documents shall be borne by the Purchaser.

22.                               Announcements

22.1                        Notwithstanding Clause 23 below, neither the Seller nor the Purchaser (nor any of their respective Affiliates) shall make any public announcement or issue any communication to shareholders in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the other (such approval not to be unreasonably withheld or delayed).

22.2                        The restriction in Clause 22.1 above shall not apply to the extent that the announcement or communication to shareholders is required by law, any stock exchange, listing authority or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the Party making the announcement or issuing the communication to shareholders shall, to the extent reasonably practicable in the circumstances, consult with the other Party in advance as to its form, content and the timing of issue.

23.                               Confidentiality

23.1                        For the purposes of this Clause 23:

(a)                                 Confidential Information means:

(i)                                    information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents;

(ii)                                 (in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Seller Group or, before Closing, any of the Target Companies; and

(iii)                              (in relation to the obligations of the Seller) any information received or held by the Seller (or any of its Representatives) relating to the Purchaser Group or, following Closing, any of the Target Companies, and includes written information and information transferred or obtained orally, visually, electronically or by any other means and any information which the Party has determined from information it has received including any forecasts or projections.

(b)                                 Representatives means, in relation to a Party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that Party and/or of its respective Affiliates.

23.2                        Each of the Seller and the Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except: (i) as permitted by Clause 22 above or this Clause 23; or (ii) as the other Party approves in writing; or (iii) (in the case of a Party and its Affiliates) disclosure is made to any of its directors, officers, employees, agents, advisers, accountants and/or consultants whose functions reasonably require the relevant person to have such Confidential Information.

23.3                        Clause 23.2 above shall not prevent disclosure by a Party or any of its Representatives to the extent it can demonstrate that:

(a)                                 disclosure is required by law or by any stock exchange, listing authority or any regulatory, governmental or antitrust body (including, but without limitation, any Tax Authority, HFSF and DG Comp) having applicable jurisdiction (provided that, as far as it is lawful to do so and to the extent reasonably practicable in the circumstances, the disclosing party shall first inform the other Party of its intention to disclose such information and take into account the reasonable comments of the other Party);

(b)                                 disclosure is of Confidential Information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held;

(c)                                  disclosure is of Confidential Information which was already in the public domain when it was first made available or has subsequently become publicly available other than through that Party’s action or failure to act (or that of its Representatives); or

(d)                                 disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).

23.4                        If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller:

(a)                                 return to the Seller all written documents and other materials relating to the Seller, any Target Company or this Agreement (including any Confidential Information) which the Seller (or its Representatives) have provided to the Purchaser (or its Representatives) in connection with the transactions contemplated by this Agreement without keeping any copies thereof;

(b)                                 destroy all information or other documents derived from such Confidential Information; and

(c)                                  so far as it is reasonably practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

23.5                        If this Agreement terminates, the Seller shall as soon as practicable on request by the Purchaser:

(a)                                 return to the Purchaser all written documents and other materials relating to the Purchaser or this Agreement (including any Confidential Information) which the Purchaser (or its Representatives) have provided to the Seller (or its Representatives) in connection with the transactions contemplated by this Agreement without keeping any copies thereof;

(b)                                 destroy all information or other documents derived from such Confidential Information; and

(c)                                  so far as it is reasonably practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

23.6                        With effect from Closing, the confidentiality agreement dated 12 August 2015 between the Seller and the Purchaser shall be terminated and the Purchaser shall be released from its obligations under that agreement, except in relation to any antecedent breach. Pending Closing, if there is a conflict between the terms of that agreement and the terms of this Agreement, the provisions of this Agreement shall prevail.

23.7                        Subject to Clause 23.8, on Closing the Seller shall, to the extent permitted under the relevant agreement or undertaking, assign to the Purchaser the benefit of the confidentiality provisions of all confidentiality agreements and undertakings given by any other potential buyer of the shares or business or assets of any Target Company, but only to the extent that such confidentiality provisions relate to the business of a Target Company or any of the Shares. The Seller will send a letter in a form agreed with the Purchaser to the other parties to such agreements and undertakings notifying such parties of the assignment of the Seller’s rights to the Purchaser.

23.8                        In the event that any confidentiality agreements and undertakings referred to in Clause 23.7 do not permit the Seller to make an assignment as contemplated by that Clause without the prior written consent of the relevant counterparty, the Seller shall use all reasonable endeavours to procure such assignment as soon as reasonably practicable after the date of this Agreement and shall, pending such assignment and at the Purchaser’s sole cost, take all such other action as the Purchaser may reasonably request pursuant to the terms thereof.

24.                               Steering Committee

24.1                        To the extent permitted by Applicable Law, the Parties shall promptly after the date of this Agreement convene a steering committee.  The committee’s activities shall focus on (i) progress towards satisfaction of the Conditions, (ii) monitoring compliance with the provisions of the Transaction Documents, (iii) preparation for Closing, (iv) preparation for the transition and integration of the Target Companies as members of the Purchaser Group and (v) any other matters the Parties agree are within its remit.  The steering committee shall cease to function at Closing.

24.2                        To the extent permitted by Applicable Law, the Seller undertakes to promptly provide the Purchaser pending Closing with:

(a)                                 monthly management accounts:

(i)                                    prepared in accordance with accounting and financial reporting regulations, circulars, communiques and prononcements published by the BRSA, in the format provided to the Purchaser by the Company prior to the date of this Agreement, including the balance sheet and profit & loss account, within five Business Days of the end of the calendar month to which the monthly management accounts relate; and

(ii)                                 complying with IFRS and in the Purchaser Management Accounts Format within 10 Business Days of the end of the calendar month to which the same relate; and

(b)                                 reasonable information (in English) regarding the numbers and amounts of new refund or repayment claims made against any Target Company under the terms of the laws and regulations referred to in Clause 13.1(a) and amounts paid by any Target Company in respect of the same, such information to be provided to the Purchaser within the same period as the monthly management accounts referred to in Clause 24.2(a)(i) above.

25.                               Assignment

Unless the Seller and the Purchaser specifically agree in writing (or as otherwise set out in this Agreement), no person shall assign, transfer, hold on trust or encumber all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this Clause 25 shall be void.

26.                               Further Assurances

26.1                        Each of the Seller and the Purchaser shall, from the Closing Date, execute, or procure the execution of, such further documents as may be required by law or be necessary to implement and give effect to the Transaction Documents.

26.2                        Each of the Seller and the Purchaser shall procure that its Affiliates comply with all obligations under the Transaction Documents which are expressed to apply to any such Affiliates.

27.                               Notices

27.1                        Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, e-mail, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received: (i) at the time of delivery, if delivered by hand, registered post or courier; or (ii) at the time of transmission if delivered by fax or e-mail provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

27.2                        Subject to Clause 27.3, the addresses and fax numbers of the Parties for the purpose of Clause 27.1 above are:

Seller	Address: Aiolou 86, Fax: +30 (210) 33 41 702
Athens 10232, Greece

For the attention of:	Paul Mylonas, Deputy
Chief Executive Officer
E-mail: [ ] *

And with a copy:	Georgios Triantafyllakis, Fax: +30 (210) 33 42 080
Head of Legal Services

For the attention of:
E-mail: [ ]*

Purchaser	Address: Qatar National Fax: +9744415019
Bank Building, Al
Corniche Street, P.O. Box
1000, Doha, Qatar

For the attention of:	Mr Ramzi Mari, Chief
Financial Officer
E-mail: [ ]*

And with a copy:	Mr. David O’Sullivan
Head of Legal Group Fax: +97444370326
E-mail: [ ]*

27.3                        Either Party may change any of its details in Clause 27.2 above from time to time by giving five Business Days written notice of such changes to the other Party.

*                 CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

28.                               Conflict with other Agreements

If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Seller Group and any members of the Purchaser Group) unless: (i) such other agreement expressly states that it overrides this Agreement in the relevant respect; and (ii) the Seller and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

29.                               Whole Agreement

This Agreement and the other Transaction Documents together set out the whole agreement between the Parties in respect of the sale and purchase of the Shares and the Subordinated Debt and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction. It is agreed that:

(a)                                 no Party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking made by or on behalf of the other Party (or any of its Connected Persons) in relation to the Proposed Transaction that is not expressly set out in this Agreement or any other Transaction Document;

(b)                                 any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

(c)                                  the only right or remedy of a Party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)                                 except for any liability in respect of a breach of this Agreement or any other Transaction Document or as otherwise set out therein, no Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other Party (or its respective Connected Persons) in relation to the Proposed Transaction.

29.2                        Nothing in this Clause 29 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation, nor shall anything in this Clause 29 affect or exclude the covenants for title set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 which are implied by use of the expression ‘full title guarantee’ in Clause 1.2.

29.3                        Each Party agrees to the terms of this Clause 29 on its own behalf and as agent for each of its Connected Persons. For the purpose of this Clause 29, Connected Persons means (in relation to a Party) the officers, employees, agents and advisers of that Party or any of its Affiliates.

30.                               Limitation

Without prejudice to paragraph 1 of Schedule 5, each Party agrees that if the other Party commences proceedings against it in respect of a claim under Clause 13.1(a) it will not raise in those proceedings any defence or issue based on limitation of actions, laches or otherwise arising from the time at which the cause of action accrued (including, in particular, any defence based on the Limitation Act 1980, as amended from time to time).

31.                               Waivers, Rights, Remedies and Set-Off

31.1                        Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time.  No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

31.2                        Each of the Parties waives and relinquishes any right of set-off or counterclaim, deduction or retention which they might otherwise have in respect of this Agreement against or out of any payments which the other Party may be obliged to make (or procure to be made) to it pursuant to this Agreement or otherwise. The preceding sentence shall not apply in respect of deductions and/or retentions from the Escrow Sum as contemplated by Clause 4, nor shall it apply to the deduction from the Purchase Price of the Escrow Sum or any adjustments required to be made to the Purchase Price in respect of the Closing Leakage Deduction (if any) and the NAV Deduction Amount (if any), in each case in order to determine the Closing Amount payable at Closing.

32.                               Counterparts

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

33.                               Variations

No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to it.

34.                               Invalidity

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable under the law of any jurisdiction, the Parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

35.                               Third Party Enforcement Rights

35.1                        The individuals and entities specified in Clauses 12.9 and 12.10 above and the Connected Persons specified in Clause 29 above shall each have the right to enforce the relevant terms of those respective Clauses by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to: (i) the rights of the Parties to amend or vary this Agreement without the consent of any such persons; and (ii) the other terms and conditions of this Agreement.

35.2                        Except as provided in Clause 35.1 above, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

36.                               Governing Law and Jurisdiction

36.1                        This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

36.2                        Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and final resolved by arbitration under the Rules of the LCIA (the Rules), which Rules are deemed to be incorporated by reference into this Clause 36.2.

36.3                        The place of arbitration shall be London, England. The language to be used in the arbitration shall be English. The arbitration agreement shall be governed by, and construed in accordance with, English law.

36.4                        The tribunal shall consist of three arbitrators. The Parties shall each be entitled to nominate one arbitrator, the third arbitrator being appointed by agreement of the Parties.

Schedules Removed

Signatures

This Agreement is signed by duly authorised representatives of the Parties:

Signed	)	Signature:	/s/ Leonidas Fragkiadakis
for and on behalf of	)	Name:	Leonidas Fragkiadakis
National Bank of Greece S.A.	)		Chief Executive Officer

Signed	)	Signature:	/s/ Ali Alkuwari
for and on behalf of	)
Qatar National Bank S.A.Q.	)	Name:	Ali Alkuwari